                                                                    EXHIBIT 99.1

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS RESPONSE ONCOLOGY, INC. HAS BEEN FURNISHED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSACTION WILL NOT VIOLATE SUCH REGISTRATION REQUIREMENTS.


                             RESPONSE ONCOLOGY, INC.
NO. 1996-1                                                           $10,000,000
                        ADJUSTABLE RATE CONVERTIBLE NOTE
                              DUE DECEMBER 31, 1996
                               Dated April 12, 1996

     For value received, RESPONSE ONCOLOGY, INC., a Tennessee corporation (the "Company"), hereby promises to pay to SEAFIELD CAPITAL CORPORATION, a Missouri corporation ("Seafield"), or its registered assigns, the principal sum of TEN MILLION DOLLARS ($10,000,000) together with interest on the unpaid principal portion thereof, as herein provided.

     The principal amount of this Note, together with any accrued and unpaid interest thereon, shall be payable in full on the earlier of (i) December 31, 1996 (ii) the date the Company first obtains funding under the Credit Facility, or (iii) the date the Company receives proceeds from an offering of its equity securities.

     This Note shall bear interest from the date this Note is dated at a rate per annum equal to the Prime Rate of Commerce Bank N. A. (Kansas City), as in effect from time to time, plus 1%, which rate shall be adjusted on the first day of each month following any change in the Prime Rate. Interest on this Note shall be paid on the last day of each month and at maturity or upon redemption or conversion. Interest hereunder shall be calculated for the actual number of days elapsed on the basis of a year consisting of 365 days.

     Such principal and interest payments shall be made to Seafield or to such other person in whose name this Note is registered (Seafield or such other person being referred to as the "Holder") on the register maintained by the Secretary of the Company ("Note Register") at the close of business on the "Record Date" for such principal and interest installment. Such Record Date shall be the fifth day (whether or not a Business Day) next preceding such principal and interest payment date.

     Payment of the principal of and interest on this Note will be made to the Holder at the Principal Executive Office of the Company in Memphis, Tennessee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the request of the Holder made on or before the Record

Date payment may be made by check mailed to the address of the Holder as such address shall appear in the Company's Note Register or by wire transfer to such account as may be specified to Company in writing by the Holder.

     This Note is designated as the Company's Adjustable Rate Convertible Note, No. 1996-1, Due December 31, 1996 (the "Note") and when issued was in the aggregate principal amount of $10,000,000. This Note is convertible as provided in Section 3 hereof.

     This Note was originally issued to fund the acquisition by the Company of the Oncology Practice, as herein defined.

     The following terms apply to this Note:

     SECTION 1.  Certain Definitions.

     As used in this Note:

     "Affiliate" means (i) with respect to any specified Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

     "Capital Lease" means any lease of property, real or personal, in respect of which the present value of the minimum rental commitment would be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

     "Common Stock" means the Company's Common Stock, par value $ .01 per share, or any shares of Capital Stock of the Company into which such stock shall hereafter be changed or reclassified.

     "Credit Facility" means a credit agreement which may be entered into with NationsBank N.A. or some other financial institution in order to, among other purposes, provide refunding proceeds to acquire the Oncology Practice.

     "Existing Loan" means borrowings under the Company's existing $5,000,000 credit agreement with Union Planter's National Bank.

     "Indebtedness" of any Person means (i) any liability of such Person (a) for borrowed money, (b) evidenced by a note, debenture or similar instrument (including a purchase money obligation or deferred payment obligation) given in connection with the acquisition of any services, property or assets (other than inventory, other accrued current liabilities or similar property acquired in the ordinary course of business), including securities (but excluding reverse repurchase agreements entered into in the ordinary course of business), (c) for the payment of a Capital Lease obligation of such person or (d) with respect to the reimbursement of any letter of credit, banker's acceptance or similar credit transaction (other than trade letters of credit issued in the ordinary course of business; provided, that failure to make prompt reimbursement of any trade letter of credit shall be deemed to be the incurrence of Indebtedness); (ii) any guarantee by such Person of any liability of others described in clause (i) above or any obligation of such Person with respect to any liability of others described in clause (i) above, including liability of others secured by a lien on the property of such Person, whether or not the liability so secured has been assumed by such Person; and (iii) all Interest Rate Protection Obligations of such Person. Indebtedness shall not include operating leases or trade accounts payable.

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

      "Knoxville Assumed Debt" means Indebtedness of the Oncology Practice under Capital Lease obligations aggregating $93,475 assumed by the Company as partial payment of the acquisition price of the Oncology Practice.

     "Knoxville Note" means a note payable to the partners of the Oncology Practice as partial payment of the acquisition price therefor in the principal amount of $150,000.

     "Oncology Practice" means Knoxville Hematology Oncology Associates, whose principal business office is located in Knoxville, Tennessee.

     "pari passu" when used with respect to the ranking of any indebtedness of any Person in relation to other Indebtedness of such Person, means that each such indebtedness (a) either (i) is not subordinated in right of payment to any other Indebtedness of such Person or (ii) is subordinate in right of payment to the same Indebtedness of such Person as is the other and is so subordinate to the same extent, and (b) is not subordinate in right of payment to the other or to any Indebtedness of such Person as to which the other is not so subordinate.

     "Person"  means an  individual,  corporation,  partnership,  joint venture,
trust,   unincorporated  organization  or  government  or  agency  or  political subdivision thereof.

     "Principal Executive Office" means 1775 Moriah Woods Boulevard, Memphis, Tennessee 38117.

     "Prime Rate" means the rate of interest from time to time announced by Commerce Bank N.A. (Kansas City) as its prime commercial lending rate.

     "South Florida Note" means that certain note issued January 2, 1996 by the Company to the shareholders of Oncology Hematology Group of South Florida, P.A. in the principal amount of $5,959,972.

     "Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries and which is a "significant subsidiary" as defined in Rule 1-01 (w) of Regulation S-X of the Securities and Exchange Commission.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     SECTION 2. Limitation on Other Indebtedness. The Company will not issue, assume, guarantee or otherwise become liable for, directly or indirectly, or suffer to exist, any Indebtedness unless (i) such Indebtedness ( other than the Knoxville Note, the Knoxville Assumed Debt and the South Florida Note, and borrowings under the Existing Loan not to exceed $5,000,000 in aggregate principal amount outstanding) is subordinated in right of payment to this Note in a manner satisfactory to Holder and (ii) such Indebtedness (other than the Knoxville Assumed Debt and borrowings under the Existing Loan not to exceed $5,000,000 in aggregate principal amount outstanding) is unsecured. The Company covenants that Indebtedness under the Existing Loan and the South Florida Note is, and Indebtedness under the Knoxville Note and the Knoxville Assumed Debt will be, pari passu in right of payment with Indebtednss under this Note except that Indebtedness under the Existing Loan and the Knoxville Assumed Debt may remain secured by property of the Company and the Oncology Practice, respectively, to the extent they were so secured on April 1, 1996.

     SECTION 3.  Conversion Rights.

          (a) If the Company shall fail to redeem this Note in full prior to August 1, 1996, the Holder shall have the option, exercisable in writing at any time on or after such date and until the time this Note is paid in full on maturity or redeemed in full on the date fixed for redemption (and whether this Note has been called for redemption prior to the exercise of such option) to convert this Note in its entirety into shares of the Company's fully paid and non-assessable Common Stock at the conversion price determined as provided herein (the "Conversion Price".) Upon the surrender of this Note, accompanied by a conversion notice in the form attached hereto properly completed and duly executed by the Holder (a "Conversion Notice"), the Company shall issue and, within three business days after such surrender of this Note with the Conversion Notice, deliver to or upon the order of the Holder (i) that number of shares of Common Stock as shall be determined in accordance herewith and (ii) payment of the accrued and unpaid interest on this Note (or, if Section 3(f) applies, on that portion of this Note which is converted.) The number of shares of Common Stock to be issued upon conversion of this Note shall be determined by dividing the principal amount of the Note by the Conversion Price in effect on the date the Conversion Notice is delivered by the Holder to the Secretary of the Company at its Principal Executive Office. Holder shall be entitled to all rights of a shareholder of the Company as of such date.

          (b) The Conversion Price shall be the average of the closing prices of the Common Stock on the Nasdaq Stock Market's National Market for the five (5) consecutive trading days ending one (1) trading day prior to the date the Conversion Notice is received by the Company; such closing trading price shall be appropriately adjusted to eliminate the impact of any dividend (whether in cash, securities or other property), stock split, reclassification, recapitalization, reverse split or similar event, announced or occurring with respect to the Company's Common Stock during such five (5) trading day period.

          (c) The Company covenants that during the period the foregoing conversion right exists, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the conversion of this Note. The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Company agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

          (d) Except as otherwise provided in this Note or agreed by the Holder, this Note may be converted by the Holder by (i) submitting to the Borrower a Conversion Notice in the form attached to this Note and (ii) surrendering this Note at the Principal Executive Office of the Borrower.

          (e) The Shares of Common Stock issuable upon the conversion of this Note may not be sold or transferred unless either (i) they first shall have been registered under the Securities Act ot 1933 (the "Act") and applicable state securities laws or (ii) the Company shall have been furnished with an opinion of legal counsel (which may be the Company's inside general counsel) experienced in securities laws matters to the effect that such sale or transfer is exempt from the registration requirements of the Act and all applicable state securities laws. Each certificate for shares of Common Stock issuable upon conversion of this Note that have not been so registered and that have not been sold pursuant to an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

Upon the request of a holder of a certificate representing any shares of Common Stock issuable upon conversion of this Note, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefore free of any transfer legend, if, with such request, the Company shall have received either (i) an opinion of counsel (which may be the Company's inside general counsel) experienced in securities laws matters to the effect that any such legend may be removed from such certificate, or (ii) if the present paragraph (k) of Rule 144 or a substantially similar successor rule remains in force and effect, satisfactory representations from the holder that such holder is not then, and has not been during the preceding three (3) months, an affiliate of the Company, and that a period of at least three (3) years has elapsed since the later of the date the securities were acquired (as determined under Rule 144) from the Company or an affiliate of the Company.

          (f) In no event shall the Company issue more than the Maximum Share Amount upon conversion of this Note. If after giving effect to the conversion and issuance of the Maximum Share Amount a portion of the principal amount of this Note remains unconverted, the Company will issue a new Note of like tenor to the Holder for the unconverted portion hereof, with appropriate changes to reflect the reduced principal amount after giving effect to such conversion. The Maximum Share Amount shall mean that number of shares of Common Stock as will not exceed the ceiling limitation, if any, imposed on the issuance of shares without a shareholder vote under Section 6(i) of Part III of Schedule D to the By-Laws of the National Association of Securities Dealers, Inc.

     SECTION 5. Events of Default. "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):


          (a) default in the payment of any interest upon this Note when it becomes due and payable, and continuance of such default for a period of 5 days;

          (b) default in the payment of the principal of this Note when due and payable;

          (c) failure by the Company to use the proceeds of this Note to acquire the Oncology Practice;

          (d) failure by the Company to issue to the Holder the number of shares of Common Stock issuable upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note;

          (e) default in the performance, or breach, of any covenant or agreement of the Company under this Note (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere in this Section), and continuance of such default or breach for a period of thirty (30) days after there has been given, by registered or certified mail, to the Company by the Holder a written notice specifying such default or breach and stating that such notice is a "Notice of Default";

          (f) (i) an event of default shall have occurred under any mortgage, bond, indenture, loan agreement or other document evidencing any Indebtedness of the Company or any Subsidiary for money borrowed, which Indebtedness has an aggregate outstanding principal amount of not less than $500,000, and such default shall result in such Indebtedness becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final stated maturity of any such Indebtedness outstanding in an aggregate principal amount of not less than $500,000 and, in each case, ten (10) Business Days shall have elapsed after such event during which period such event shall not have been cured or rescinded or such Indebtedness shall not have been satisfied;

          (g) final judgments or orders shall have been rendered against the Company or any Subsidiary by a court or regulatory agency of competent jurisdiction which require the payment in money, either individually or in an aggregate amount, that is more than $ 500,000 (other than any judgment as to which a reputable insurance company has accepted full liability) and such judgment or order shall not be discharged and either (i) any creditor shall have commenced an enforcement proceeding upon such judgment or order, which enforcement proceeding shall have remained unstayed for a period of ten (10) days, or (ii) a period of sixty (60) days during which a stay of enforcement shall not be in effect shall have elapsed following the date on which any period for appeal has expired;

          (h) a decree or order shall have been entered by a court having jurisdiction for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization or similar law or adjudging the Company or any Subsidiary a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Subsidiary or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and any such decree or order remains unstayed and in effect for a period of sixty (60) consecutive days; or

          (i) the Company or any Subsidiary shall have instituted a voluntary case or proceeding under the Federal Bankruptcy Code or any other applicable federal or state law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the Company or any Subsidiary shall have consented to the entry of a decree or order for relief in respect of the Company or any Subsidiary in any involuntary case or proceeding under the Federal Bankruptcy Code or any other applicable federal or state law or to the institution of bankruptcy or insolvency proceedings against the Company or any Subsidiary, or the Company or any Subsidiary shall have filed a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or consented to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of any of the Company or any Subsidiary or of any substantial part of its property, or shall have made an assignment for the benefit of creditors, or admitted in writing its inability to pay its debts generally as they become due or taken corporate action in furtherance of any such action;

Upon the occurrence of an Event of Default, then, in the case of an event described in (h) or (i) above, this Note shall immediately become due and payable, together with interest accrued hereon or, in the case of any other event described above, the Holder of the Note may declare this Note, together with all interest accrued hereon to be due and payable and, upon such declaration, this Note together with accrued interest hereon shall be due and payable on the date specified in the declaration, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. The holder of this Note may also proceed to protect and enforce its rights either by suit in equity and/or by action at law, or by other appropriate proceedings, or may proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the Holder of this Note, including its right to covert this Note.

     SECTION 5. Registration of Transfers. The Company shall register the transfer of this Note upon records to be maintained by the Company for that purpose, upon surrender of this Note, with the Form of Assignment attached hereto duly filled in and signed, to the Secretary of the Company at the Company's Principal Executive Offices. Any such request for transfer must be accompanied by an opinion of counsel satisfactory to the Company that such transfer will not violate the registration requirements of the Securities Act of 1933. Upon any such registration of transfer, a new Note, in substantially the form of this Note evidencing the Note so transferred, shall be issued to the transferee.

     SECTION 6. Payment of Taxes. The Company shall not be required to pay any tax in respect of the transfer of the Note.

     SECTION 7. Redemption. The Note is subject to complete redemption prior to maturity upon not less than 20 nor more than 40 days' written notice by mail, at the election of the Company, at a redemption price equal to 100% of the principal amount of this Note together with accrued interest on this Note to the redemption date. This Note is not subject to partial redemption.

     This Note does not have the benefit of any sinking fund obligations.

     SECTION 8. Mutilated or Missing Note. If this Note shall be mutilated, lost, stolen or destroyed, upon request by the Holder hereof, the Company will issue, in exchange for and upon cancellation of the mutilated Note, or in substitution for the lost, stolen or destroyed Note, a new Note, in substantially the form of this Note, of like tenor and maturity and having the same principal amount, but, in the case of loss, theft or destruction, only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of this Note and, if requested by the Company, indemnity reasonably satisfactory to it.

     SECTION 9.  Restriction on Transfer.

          (a) This Note shall not be transferred unless the Company has been furnished an opinion of counsel satisfactory to it that such transaction will not violate the registration provisions of the Securities Act of 1933 or any applicable state securities law.

          (b) This Note and each Note issued upon transfer or exchange shall bear a legend (the "Restrictive Legend") as to the restrictions on resale contained or provided for in this Section 9 in substantially the form set forth at the beginning of this Note.

     SECTION 10. Financial Information. Until this Note is paid in full, if at any time the Company ceases to be a reporting company under the Securities Exchange Act of 1934, the Company agrees to furnish to the registered Holder, at the address specified in the Note Register, within forty-five (45) days after the end of each quarter, a copy of the Company's quarterly unaudited financial statements, and within one hundred twenty (120) days after the end of the Company's fiscal year, a copy of the Company's annual audited consolidated financial statements.

     SECTION 11. Notices. All notices, requests, demands and other communications relating to the Note shall be in writing, including by telex, telegram or cable, addressed, if to the registered holder hereof, to it or them at the address(es) furnished by said registered holder(s) to the Company, and if to the Company, to it at the Principal Executive Office, Attention: Secretary, or to such other address as any party shall notify the other party in writing, and, except as provided in Section 3(a), shall be effective, in the case of written notice by mail, upon placement into the mails (first class, postage prepaid), and in the case of notice by telex, telegram or cable, on the day sent.

     SECTION 12. Binding Effect. This Note shall be binding upon and inure to the sole and exclusive benefit of the Company, its successors and assigns, and the registered holder or holders from time to time of this Note.

     SECTIOn 13. Survival of Rights and Duties. This Note shall terminate and be of no further force and effect on the date the principal hereof and all interest hereon shall have been paid in full.

     SECTION 14. Governing Law. This Note shall be construed in accordance with and governed by the internal laws of the State of Missouri.

          IN WITNESS WHEREOF, the Company has caused this Note to be executed under its corporate seal by its officers thereunto duly authorized as of the date hereof.

                                           RESPONSE ONCOLOGY, INC.


[CORPORATE SEAL]
                                       By: /s/ Daryl P. Johnson
                                               Daryl P. Johnson
ATTEST:                                        Executive Vice-President and
                                               Chief Financial Officer

/s/ John A. Good
    John A. Good
    Executive Vice-President and
    General Counsel

                               FORM OF ASSIGNMENT

     FOR  VALUE  RECEIVED,   ____________________   hereby  sells,  assigns  and
transfers to the assignee set forth below all of the rights of the undersigned in and to this Note:


               Name of Assignee              Address
               ----------------              -------







                                           Name of Holder


                                           -------------------------------------



Dated: _____________, 199__                (By:) _______________________________
                                           (Title:) ____________________________

                                CONVERSION NOTICE

To Response Oncology, Inc.

     The undersigned Holder of this Note irrevocably exercises the option to convert this Note into shares of Common Stock of Response Oncology, Inc. in accordance with the terms of this Note, and directs that the shares issuable and deliverable upon the conversion, together with any check in payment for fractional shares, be issued and delivered to the registered Holder of this Note unless a different name has been indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

                                           Name Of Holder


Dated ______________, 19____               _____________________________________
                                           By: _________________________________
                                           Title: ______________________________


     Fill in for registration of shares of Common Stock if to be issued otherwise than to the registered Holder.


- ---------------------------------          -------------------------------------
Name of Person to Whom Shares              (Social Security or Other Taxpayer
are to be issued (if other than            Identifying Number)
registered holder)


- ---------------------------------
Address including zip code number



- ---------------------------------          -------------------------------------
Name of Person to Whom Payment             (Social Security of Other Taxpayer
for fractional shares is to be made        Identifying Number)
(if other than registered holder)



- ---------------------------------
Address including zip code

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